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                                                            EXHIBIT 12.1


                                                       CRISPAIRE CORPORATION
                                              COMPUTATION OF EARNINGS TO FIXED CHARGES
                                               (Amounts in Thousands, except ratios)





                                              Year ended October 31,
                                              ----------------------
                                    1993     1994      1995      1996     1997
                                    ----     ----      ----      ----     ----

Income before income taxes .......  $649    $1,829    $2,287    $3,292    $3,861
Fixed Charges ....................   199       327       176       198       207
                                    ----    ------    ------    ------    ------
Earnings .........................  $848    $2,156    $2,463    $3,490    $4,068
                                    ====    ======    ======    ======    ======

Interest Expense .................   194       160        94       146       125
Interest portion
  of rent expense ................     5       167        82        52        82
                                    ----    ------    ------    ------    ------
Fixed Charges ....................  $199    $  327    $  176    $  198    $  207
                                    ====    ======    ======    ======    ======
Ratio of earnings
  to fixed charges ...............   4.3       6.6      14.0      17.7      19.7
                                    ====     =====    ======    ======    ======
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                                                           AIRXCEL, INC.
                                              COMPUTATION OF EARNINGS TO FIXED CHARGES
                                               (Amounts in Thousands, except ratios)

                                     Year ended December 31,            Pro Forma

                                   1993   1994     1995    1996   1997    1997
                                   ----   ----     ----    ----   ----    ----

Income from continuing operations
  before income taxes ........... $  138  $5,352  $1,383  $5,968 $4,087  $ 1,648
Fixed Charges ...................  2,374   1,369   1,184   2,385  4,740   12,179
                                  ------  ------  ------  ------ ------  -------
Earnings ........................ $2,512  $6,721  $2,567  $8,353 $8,827  $13,827
                                  ======  ======  ======  ====== ======  =======
Interest Expense(1) .............  2,273   1,282   1,097   2,273  4,619   11,983
Interest portion of rent expense     101      87      87     112    121      196
                                  ------  ------  ------  ------ ------  -------
Fixed Charges ................... $2,374  $1,369  $1,184  $2,385 $4,740  $12,179
                                  ======  ======  ======  ====== ======  =======
Ratio of earnings
  to fixed charges...............    1.1     4.9     2.2     3.5    1.9      1.1
                                  ======  ======   =====  ====== ======  =======

                                  (1) Interest expense includes amortization of deferred financing costs and excludes interest expense related to discontinued
                                      Faulkner manufacturing division.
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